Exhibit 10.2

QUAD/GRAPHICS, INC.
2010 OMNIBUS INCENTIVE PLAN
PERFORMANCE UNIT AWARD

[Name]
[Address]

Dear ____________________:

You have been granted an Award under the Quad/Graphics, Inc. 2010 Omnibus Incentive Plan (the "Plan") with the following terms and conditions:

Grant Date:	____________________, 20__

Performance Period:	____________________, 20__ through ____________________, 20__

Number of Performance Units (the "Units"):	Target: ____________________ (the "Target Units")
Threshold: ____________________
Maximum: ____________________

Each Unit represents the right to receive one Share or a payment equal to the Fair Market Value of one Share, determined as of the payment date, to the extent the Unit is earned.

Vesting or Forfeiture of Units:
You will be granted the Target Units on the Grant Date. The Target Units will be earned or forfeited, and additional Units up to the maximum set forth above may be granted at the end of the Performance Period, as follows:

•
All of the Target Units will be forfeited, and no additional Units will be granted, if the performance level for each Performance Criteria is below the threshold set forth in the accompanying cover letter at the end of the Performance Period.

•
The Target Units will be earned in full if all of the Performance Criteria, as set forth in the accompanying cover letter, are achieved at or above the target level set forth in the cover letter (“Target Performance”) at the end of the Performance Period. In addition, you will be eligible to be granted additional Units, up to the maximum set forth above, as determined by the Committee in its sole discretion, based on the Company's achievement of the Performance Criteria set forth in the accompanying cover letter.

•
For all other performance levels, the Committee will determine in its sole discretion the number of Target Units that will be earned, if any, the number of Target Units that will be forfeited, if any, and the number of additional Units, if any, that will be granted, up to the maximum set forth above.

Any vesting of the Target Units, and any grant of additional Units for performance in excess of Target Performance, shall occur upon the Compensation Subcommittee's determination of the Company's achievement of the Performance Criteria.

[Language for Code Section 162(m) Covered Employees: Notwithstanding anything to the contrary in this Award, you will become eligible to earn the Target Units granted hereunder and additional Units up to the maximum set forth above only if the Company achieves the Performance Goal set forth in the accompanying cover letter, as certified in writing by the Compensation Subcommittee.]

If your employment or service terminates prior to the end of the Performance Period due to death or disability (within the meaning of Code Section 22(e)(3)) (“Disability”), then the Units subject to this Award will vest or be awarded, as applicable, based on actual performance as determined at the end of the Performance Period. Any vesting or grant of additional Units shall occur upon the Compensation Subcommittee's determination of the Company's achievement of the Performance Criteria.

If your employment or service terminates as a result of your retirement upon or after age 65 prior to the end of the Performance Period, and such retirement is approved by an authorized senior executive of the Company (other than yourself), then the Units subject to this Award will vest or be awarded, as applicable, based on actual performance as determined at the end of the Performance Period, but prorated as described below. Any vesting or grant of additional Units shall occur upon the Compensation Subcommittee's determination of the Company's achievement of the Performance Criteria.

The prorated amount shall be determined by multiplying the relevant number of Units by a fraction, the numerator of which is the number of days from the Grant Date until the date of the retirement and the denominator of which is the total number of days in the Performance Period.

If your employment or service terminates prior to the end of the Performance Period for any other reason, this Award will terminate in full on the date of such termination and you will immediately forfeit the Target Units and not earn any additional Units. Any termination of your employment or service after the end of the Performance Period will not affect the payment of this Award (except to the extent required to comply with Code Section 409A).

Change in Control:
Effective upon a Change in Control (as defined below), if you are employed by or in service with the Company or an Affiliate immediately prior to the date of such Change in Control, the Target Units will fully vest immediately, and the remainder of this Award will be cancelled in full.

For purposes of this Award, a “Change in Control” means any event which results in the legal or beneficial ownership of shares of voting stock of the Company granting the holder or holders thereof a majority of the votes for the election of the majority of the Board of Directors (or other supervisory board) of the Company being owned by any person or entity (or group of persons or entities acting in concert) other than any one or more of the following acting alone or in concert: (i) the respective spouses and descendants of Harry V. Quadracci, Harry R. Quadracci or Thomas A. Quadracci and/or the spouses of any such descendants, (ii) the respective executors, administrators, guardians or conservators of the estates of any Harry V. Quadracci, Harry R. Quadracci, Thomas A. Quadracci or the Persons described in clause (i) above, (iii) trustees holding shares of voting stock of the Company for the benefit of any of the persons described in clause (i) or (ii) above and (iv) any employee stock ownership or other benefit plan of the Company (together, the

"Permitted Holders"). Notwithstanding the foregoing, the transfer of legal or beneficial ownership of any of the shares of voting stock of the Company to a new entity shall not be a Change in Control if a majority of the voting stock of such new entity is owned by Permitted Holders. In the event such a transfer occurs, the foregoing definition of "Change in Control" shall be construed with respect to the new entity that owns all of the voting stock of the Company (as opposed to the Company itself).

Settlement of Units:
As soon as practicable after the Compensation Subcommittee has certified the Company's achievement of the Performance Criteria after the end of the Performance Period, the Company will settle your Units by electing to (i) issue in your name certificate(s) or make an appropriate book entry for a number of Shares equal to the number of Units that have been earned; (ii) deliver an amount of cash equal to the Fair Market Value, determined as of the payment date, of a number of Shares equal to the number of Units that have been earned; or (iii) a combination thereof; provided that such certification and issuance or payment shall occur not later than the 15th day of the second month after the end of the Performance Period.

Transferability of Shares:
By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Dividends and Dividend Equivalents:
You will be credited with dividend equivalents equal to the amount of any dividends or other distributions paid with respect to the number of Shares subject to this Award, so long as the applicable record date occurs before you forfeit your rights to the Units. Any such dividend equivalents will be subject to forfeiture if the Units are not earned and will be paid to you within 45 days following the date the Units are earned.

To the extent necessary to avoid additional tax under Code section 409A, the payment of dividend equivalents shall be delayed until the first day of the seventh month after the month in which your separation from service occurs.

Voting:	You will have no voting rights with respect to the Units or the number of Shares subject to this Award until such Shares have become fully earned.

Market Stand-Off:
In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Tax Withholding:
To the extent that the vesting, receipt or payment of the Units, or the payment of dividend equivalents thereon, results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such vesting, receipt or payment, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the

Company has the right and authority to deduct or withhold from any compensation payable to you, including compensation due under this Award, an amount sufficient to satisfy its withholding obligations.

You may satisfy the withholding requirement in connection with the vesting or payment of the Units, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date the Shares are distributed. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Recoupment:
If the Committee determines that recoupment of incentive compensation paid to you pursuant to this Award is required under any law or any recoupment policy of the Company, then this Award will terminate immediately on the date of such determination to the extent required by such law or recoupment policy and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you any amount owed by you hereunder.

Miscellaneous:
As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

Subject to the terms of the Plan, the Committee may modify or amend this Award without your consent as permitted by Section 17(a) of the Plan or: (i) to the extent such action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which shares of the Company's Class A Common Stock are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

The Units and the rights to dividend equivalents constitute a mere promise by the Company to make specified payments in the future if such benefits come due under the Award. You will have the status of a general creditor of the Company with respect to any earned Units and any earned dividend equivalents.

This Award may be executed in counterparts.

This Performance Unit Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

QUAD/GRAPHICS, INC.

By:
	[Name of Authorized Officer]	Recipient

Date: